Exhibit 3.1

FILED: 08/07/2003 CID: 1999-00347271 WY Secretary of State Doc. ID: 2003-00453391 252417

ARTICLES OF AMENDMENT
TO
ARTICLES OF CONTINUANCE OF
wwbroadcast.net inc.

Pursuant to Wyo. Stat. Section 17-16-1001 through 1009 of the Wyoming Business Corporation Act, the undersigned hereby submits the following Articles of Amendment:

RECITALS:

WHEREAS, on July 14, 1999, Predator Ventures, Ltd. filed its Articles of Continuance with the Wyoming Secretary of State for the purpose of continuing its existence from British Columbia, Canada to the State of Wyoming; and

WHEREAS, on November 15, 1999, Predator Ventures, Ltd. filed Articles of Amendment to the Articles of Continuance whereby it changed its name from Predator Ventures, Ltd. to wwbroadcast.net inc.; and

WHEREAS, on May 28, 2003, the shareholders of wwbroadcast.net inc. voted to change the name of the corporation from wwbroadcast.net inc. to Luna Gold Corp.; and

WHEREAS, wwbroadcast.net inc. hereby files these Articles of Amendment to the Articles of Continuance for the purpose of changing the name of the corporation as described herein.

1.     The name of the corporation is wwbroadcast.net inc. (the "Corporation").

2.     Article 1 of the Articles of Continuance is hereby amended to provide that the name of the corporation shall now be "Luna Gold Corp." Accordingly, Article 1 of the Articles of Continuance shall now read as follows:

1 .     The name of the Corporation is Luna Gold Corp. (the "Corporation").

3.     The amendment was adopted on May 28, 2003, by the shareholders of the Corporation.

4.     The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of Votes of each voting group indisputably represented at the meeting are as follows:

		Number of Votes
	Number of	Represented at the
Designation	Outstanding Shares	Meeting

Common	10,141,948	2,012,482

5.     The total number of undisputed votes cast for the amendment was 2,011,082. The number of votes cast against the amendment was 1,400. The number cast for the amendment by each voting group was sufficient for approval by that voting group.

DATED this 12th day of June, 2003.

wwbroadcast.net inc.

By.   /s/ David De Witt
Title:   President

PROVINCE OF BRITISH COLUMBIA      )
                                                                     )
CITY OF VANCOUVER                            )

I, /s/ Daniela Masata, Notary Public, do hereby certify that on this 12th day of June, 2003, before me personally appeared /s/ De Witt, who, being before me first duly sworn, declared that he signed the foregoing document as President of wwbroadcast.net inc. and that the statements therein are true.

In witness whereof, I have hereunto set my hand and seal this 12th day of June, 2003.

/s/ Daniela Masata
Notary Public

[Seal]